                                OFFER TO PURCHASE FOR CASH         Exhibit (a)(1)(D)

100,000 SHARES OF COMMON STOCK AND CLASS B STOCK

OF PUBCO CORPORATION BY PUBCO CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON JUNE 21, 2002, UNLESS THE OFFER IS EXTENDED.

May 23, 2002

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Pubco Corporation (“Pubco”) has made an offer to purchase a total of 100,000 shares of its Common Stock, par value $.01 per share, and Class B Stock, par value $.01 per share, (the “Shares”), at $10 per Share net to the seller in cash, without interest, subject to proration and on the terms and subject to the conditions set forth in the Offer to Purchase dated May 23, 2002 (the “Offer to Purchase”) and in the related Letter of Transmittal (the “Letter of Transmittal”) (which, together with any amendments or supplements thereto, constitute the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

The offer is not subject to any minimum number of shares being tendered. We will purchase all shares held by record and beneficial owners of fewer than 100 shares who tender all of their shares, and who complete the ODD LOTS section in the Letter of Transmittal, without subjecting them to proration.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.

Offer to Purchase dated May 23, 2002;

2.

Letter of Transmittal for your use in accepting the Offer and tendering Shares and for information of your clients together with Substitute Form W-9 certification of taxpayer identification number;

3.

Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares and all other required documents cannot be delivered to Pubco on a timely basis, prior to the expiration of the Offer; and

4.

A letter which may be sent to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

Upon the terms and subject to the conditions of the Offer (including provisions for proration and, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Pubco will accept for payment and pay for Shares that are validly tendered prior to the Expiration Date and not properly withdrawn. Payment for Shares will in all cases be made only after timely receipt by Pubco of (i) certificates for such Shares pursuant to the procedures described in the Offer to Purchase under the caption “THE TENDER OFFER – Procedures for Tendering Shares”, (ii) a properly completed and duly executed Letter of Transmittal or an Agent’s Message (as defined in the Offer to Purchase) and (iii) all other documents required by the Letter of Transmittal.

If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration date, a tender may be effected by following the guaranteed delivery procedures specified under the caption “THE TENDER OFFER – Procedures for Tendering Shares” in the Offer to Purchase.

There is no provision in the Offer for book entry transfer of Shares to Pubco.

Pubco will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Pubco will however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling costs incurred by them in forwarding the enclosed materials to their customers.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., EASTERN TIME, ON JUNE 21, 2002, UNLESS THE OFFER IS EXTENDED.

Any inquiries you may have with respect to the Offer should be addressed to Pubco, and additional copies of the enclosed materials may be obtained form Pubco, at its address and telephone number set forth below.

Very truly yours,

Pubco Corporation

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU AN AGENT OR AFFILIATE OF PUBCO, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF PUBCO IN CONNECTION WITH THE OFFER, OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

Pubco Corporation

Att: Stockholder Services

3830 Kelley Avenue

Cleveland OH 44114

(216) 881-5300 X3206

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